Exhibit 10c

  Cyberlux Corporation, 50 Orange Road. PO Box 2010, Pinehurst,
                 North Carolina, USA 28370-2010


                            Cyberlux
                    A new brilliance in light


                 Executive Employment Agreement

This agreement of employment is effective as of September 1, 2000, by and between Cyberlux Corporation ("Employer") and Alan
H. Ninneman ("Executive Employee").

For  good and valuable consideration, receipt of which is  hereby
acknowledged,   the  Employer  (hereinafter  "the   Company"   or
"Cyberlux") employs the Executive Employee in accordance with the following terms and conditions.

1. The Executive Employee shal1 perform the following duties and fulfill the following responsibilities: (a) the Executive Title shall be Senior Vice President (hereinafter "SRVP"); (b) duties shall extend to governance of all policies, procedures, operations and commitments of the Company; and (c) responsibility is full management accountability to the Board of Directors.

2. The SRVP's employment under this agreement shall commence on September 1, 2000 and shall terminate on August 31, 2005. The SRVP's contract of employment may otherwise terminate upon occurrence of any of the following events: (a) death or disabi1ity of the SRVP; (b) failure of the SRVP to perform his duties satisfactorily due to ill health; or (c) voluntary withdrawal from office after nomination of a duly qualified successor. In the event of (a) death or disability, the Company will have provided for insurance or other funding source to pay to the spouse or the SRVP a minimum of $200,000 or an amount equal to twice the SRVP's annual salary, including allowances and/or bonuses; (b) failure to perform due to ill health, the Company will have provided for disability insurance or other funding sources to pay the disabled SRVP 65% of his salary, including allowances and/or bonuses, that were in effect at the time of his disability through the remaining term of this contract; and (c) voluntary withdrawal, the Company will have provided a retirement benefit equal to 55% of the SRVP's cumulative salary, including allowances and/or bonuses, which shall be payable upon withdrawal from office.

3. Compensation of the SRVP shall be by salary payable biweekly, by bonuses consistent with certain thresholds of performance and through a stock option plan to be established by the Board of Directors. For the period September 1, 2000 through November 30, 2000 the SRVP is to be paid a base salary of $3,000 per month. In consideration of the minimal salary agreement the SRVP will receive a bonus compensation payment of $6,000 upon conclusion of the second offering of Cyberlux securities during the Fall of 2000. For the period November 1, 2000 through December 31, 2000, the SRVP is to be paid a base salary of $4,500 per month. Upon the installation of the Director of Operations in Sarasota, FL and the successful conclusion of the second offering of Cyberlux securities, the SRVP will receive a bonus compensation payment of $4,500 payable on or after January 1, 2001. For the period January 1, 2001 through June 30, 2001, the SRVP will be paid a salary of $6,500 per month. Bonus compensation, based upon the performance of Cyberlux Corporation, and salary adjustments to be reviewed during the third



Telephone (910) 235-0066  Email cyberlux@utinet.net  Facsimile (910) 235-0933


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  Cyberlux Corporation, 50 Orange Road. PO Box 2010, Pinehurst,
                 North Carolina, USA 28370-2010


quarter of each year. The SRVP is to receive full health plan coverage which extends to his spouse, an automobile allowance of $500 per month; term life and disability insurance.

4. The SRVP, Alan H. Ninneman, will not at any time during the tenure of this agreement, or for a period of three years subsequent to the termination of this agreement, engage in any business competitive to that of Cyberlux Corporation unless such engagement may be on behalf of or inure to the benefit of the Company.

5. Any dispute that may arise concerning fulfillment of the terms and conditions of this contract will be resolved by binding arbitration of the parties hereto. Each party shall select one arbitrator and both such arbitrators shall select a third. The arbitration wil1 be governed by the rules of the American Arbitration Association then in force.

6. The terms and conditions of this contract will continue to any successor ownership of Cyberlux Corporation that may occur through reorganization, merger with or acquisition by another entity or entities. This agreement constitutes the complete understanding between the Company and Alan H. Ninneman unless amended by a subsequent written instrument signed by both parties.


Cyberlux Corporation                  Executive Employee


By /s/ Don Evans                      /s/ Al Ninneman
  -------------------------           ----------------------------
Its Chief Executive Officer           Title: Senior Vice President




Attest:


By /s/ John W. Ringo
  -------------------------
Its Secretary



Telephone (910) 235-0066  Email cyberlux@utinet.net  Facsimile (910) 235-0933


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